Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
February 15, 2024

Southern Company reports fourth-quarter and full-year 2023 earnings

ATLANTA – Southern Company today reported fourth-quarter earnings of $855 million, or 78 cents per share, in 2023 compared with a loss of $87 million, or 8 cents per share, in the fourth quarter of 2022. Southern Company also reported full-year 2023 earnings of $4.0 billion, or $3.64 per share, compared with $3.5 billion, or $3.28 per share, in 2022.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $700 million, or 64 cents per share, during the fourth quarter of 2023, compared with $285 million, or 26 cents per share, during the fourth quarter of 2022. For the full-year 2023, excluding these items, Southern Company earned $4.0 billion, or $3.65 per share, compared with $3.9 billion, or $3.60 per share, for 2022.

Non-GAAP Financial Measures	Three Months Ended December		Year-to-Date December
Net Income - Excluding Items (in millions)	2023	2022	2023	2022
Net Income - As Reported	$855	$(87)	$3,976	$3,524
Less:
Estimated Loss on Plants Under Construction	222	(205)	51	(199)
Tax Impact	(56)	52	(13)	51
Acquisition and Disposition Impacts	1	(134)	(1)	(115)
Tax Impact	32	34	33	32
Loss on Extinguishment of Debt	—	—	(5)	—
Tax Impact	—	—	1	—
Estimated Loss on Qualifying Infrastructure Plant and Other Capital Investments	(58)	—	(96)	—
Tax Impact	14	—	24	—
Impairments	—	(119)	—	(119)
Tax Impact	—	—	—	—
Net Income - Excluding Items	$700	$285	$3,982	$3,874
Average Shares Outstanding - (in millions)	1,092	1,090	1,092	1,075
Basic Earnings Per Share - Excluding Items	$0.64	$0.26	$3.65	$3.60

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the full year 2023, as compared with 2022, were higher utility revenues, lower non-fuel operations and maintenance costs and income taxes, partially offset by increased depreciation and amortization and interest expense, and milder than normal weather at the company’s regulated electric utilities.

Fourth-quarter 2023 operating revenues were $6.0 billion, compared with $7.0 billion for the fourth quarter of 2022, a decrease of 14.2 percent. Operating revenues for the full year 2023 were $25.3 billion, compared with $29.3 billion in 2022, a decrease of 13.8 percent. These decreases were primarily due to lower fuel costs in 2023.

“Last year was an exceptional year for Southern Company,” said Chairman, President and CEO Christopher C. Womack. “In 2023, we once again demonstrated that we can accomplish extraordinary things. In addition to delivering strong financial results in the face of unprecedented headwinds, we completed Plant Vogtle Unit 3 – the first newly-constructed nuclear unit in the United States in over three decades.”

Southern Company’s fourth-quarter and full-year earnings slides with supplemental financial information, including earnings guidance, are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Womack and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million customers across the Southeast and beyond through its family of companies. Providing clean, safe, reliable and affordable energy with excellent service is our mission. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy distribution company with national capabilities, a fiber optics network and telecommunications services. Through an industry-leading commitment to innovation, resilience and sustainability, we are taking action to meet customers’ and communities’ needs while advancing our goal of net zero greenhouse gas emissions by 2050. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success. We are transforming energy into economic, environmental and social progress for tomorrow. Our corporate culture and hiring practices have earned the company national awards and recognition from numerous organizations, including Forbes, The Military Times, DiversityInc, Black Enterprise, J.D. Power, Fortune, Human Rights Campaign and more. To learn more, visit www.southerncompany.com.

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